Exhibit 10.1

          Transbotics Secures Upgrade Order for Existing LGV System in
                         the Food and Beverage Industry


     CHARLOTTE, N.C.--(BUSINESS WIRE)--Aug. 1, 2006--Transbotics Corporation, (OTCBB: TNSB) (www.transbotics.com), announced it has received an order for upgrading an existing Laser Guided Vehicle system from a customer in the food and beverage industry. The fixed price portion of the order totals approximately $500,000. On-site installation, which will occur over the following six months, will be performed on a time and material basis.
     The new order focuses on software changes to increase the efficiency and flexibility of an initial distribution system developed and installed by Transbotics in cooperation with the customer. The core of the new solution and the focus of the expansion order is an advanced version of Transbotics' TMO(TM) software.
     According to Claude Imbleau, President of Transbotics, "We are pleased to be able to extend the capabilities of TMO(TM) software in this next application. TMO(TM) software has become the anchor of all of our most advanced integration solutions, because it reduces overall investment cost by maximizing utilization of each piece of capital equipment required for the system."
     TMO is a configurable, out-of-the box, software platform. TMO(TM) communicates with each separate element of an automated material handling solution, e.g., automatic guided vehicles, vision systems, automatic truck loading systems, conveyors, palletizers and depalletizers, and automatic storage and retrieval systems, and controls the action of each element so as to optimize the efficient throughput of the entire system. At the same time, TMO(TM) communicates with the customer's production managment system so as to assure reliable, real-time information about every phase of the automated workflow.
     For over 20 years Transbotics Corporation has specialized in the design, development, support and installation of automation solutions with an emphasis on Automatic Guided Vehicles (AGVs) and integration software. The Company is a North American Automation solutions integrator that manufactures, installs and supports various automation technology including: AGVs, robotics, conveyors, software, batteries, chargers, motors and other related products.
     Transbotics provides its Tailor Made(TM) automation solutions to a variety of industries, including automotive (tier one supplier), aerospace and defense, food and beverage, paper and allied products, newsprint and publishing, entertainment, microelectronics, plastics and primary metals. Transbotics' current customers include Fortune 500 companies as well as small manufacturing companies.
     This release (including information incorporated by reference herein) may be deemed to contain certain forward-looking statements with respect to the financial condition, results of operation, plans, objectives, future performance and business of the Company. These forward-looking statements involve certain risk, including, without limitation, the uncertainties detailed in Transbotics Corporation Securities and Exchange Commission filings.

    CONTACT: Transbotics Corporation
             Claude Imbleau, 704-362-1115
             President & CEO




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